                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            HMN FINANCIAL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

HMN Financial, Inc.
101 North Broadway, P.O. Box 231, Spring Valley, Minnesota 55975-0231 Phone (507) 346-1100 - FAX (507) 346-1111

                                    March 23, 1999

Dear Stockholder:

     On behalf of the Board of Directors and management of HMN Financial, Inc., I cordially invite you to attend the Annual Meeting of Stockholders. The meeting is scheduled to be held at 10:00 a.m. on April 27, 1999, at the Best Western Apache Hotel, located at 1517 S.W. 16th Street, Rochester, Minnesota.

     At the Annual Meeting, the stockholders will be asked (i) to elect five directors and (ii) to ratify KPMG Peat Marwick LLP as HMN's auditors.

     Your vote is most important regardless of the number of shares you own.
I urge you to participate in the business of the Annual Meeting by casting your vote. Please COMPLETE, SIGN and DATE the enclosed proxy card as soon as possible and return it in the postage prepaid envelope provided. You may, of course, attend the meeting and vote in person even if you have returned a proxy.

     On behalf of HMN Financial, Inc., I thank you for your attention and continued support. Your Board remains committed to acting in your best interests.

                                 Sincerely,

                                 /s/ Roger P. Weise
                                 ROGER P. WEISE
                                 CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                 HMN FINANCIAL, INC.
                                  101 North Broadway
                         Spring Valley, Minnesota  55975-0231
                                    (507) 346-1100

                       NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             To be Held on April 27, 1999

     Notice is hereby given that the Annual Meeting of Stockholders of HMN Financial, Inc. (the "Company") will be held at the Best Western Apache Hotel, located at 1517 S.W. 16th Street, Rochester, Minnesota, at 10:00 a.m., local time, on April 27, 1999.

     A Proxy Card and a Proxy Statement for the Meeting are enclosed.

     The Meeting is for the purpose of considering and acting upon:

     1.   the election of five directors of the Company;

     2. the ratification of the appointment of KPMG Peat Marwick LLP as the auditors of the Company for the fiscal year ending December 31, 1999; and

     such other matters as may properly come before the Meeting, or any adjournments or postponements thereof. As of the date of this Notice, the Board of Directors is not aware of any other business to come before the Meeting.

     Any action may be taken on the foregoing proposals at the Meeting on the date specified above, or on any date or dates to which the Meeting may be adjourned or postponed. Stockholders of record at the close of business on March 2, 1999 are the stockholders entitled to receive notice of and to vote at the Meeting and any adjournments or postponements thereof.

     A complete list of stockholders entitled to vote at the Meeting is available for examination by any stockholder, for any purpose germane to the Meeting, between 9:00 a.m. and 5:00 p.m., at Home Federal Savings Bank, 1110 6th Street NW, Rochester, Minnesota 55901 for a period of ten days prior to the Meeting.

     You are requested to complete and sign the enclosed Proxy Card, which is solicited on behalf of the Board of Directors, and to mail it promptly in the enclosed envelope. If you attend the Meeting, you may vote either in person or by your Proxy Card.

                              BY ORDER OF THE BOARD OF DIRECTORS



                              /s/ Roger P. Weise
                              Roger P. Weise
                              CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER


Spring Valley, Minnesota
March 23, 1999

--------------------------------------------------------------------------------
         IMPORTANT:  THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY
                  THE EXPENSE OF FURTHER REQUESTS FOR PROXIES.
           A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.
           NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.
--------------------------------------------------------------------------------

                                 HMN FINANCIAL, INC.

                                   PROXY STATEMENT

                            ANNUAL MEETING OF STOCKHOLDERS
                                    April 27, 1999

     This Proxy Statement is furnished in connection with the solicitation on behalf of the Board of Directors of HMN Financial, Inc. (the "Company") of proxies to be used at the Annual Meeting of Stockholders (the "Meeting"), which will be held at the Best Western Apache Hotel, located at 1517 S.W. 16th Street, Rochester, Minnesota, on April 27, 1999 at 10:00 a.m., local time, and any adjournments or postponements of the Meeting. The accompanying Notice of Annual Meeting and this Proxy Statement are first being mailed to stockholders on or about March 23, 1999.

     At the Meeting, stockholders of the Company are being asked to consider and vote upon the following:

     1.   the election of five directors of the Company;

     2. the ratification of the appointment of KPMG Peat Marwick LLP as auditors for the Company for the fiscal year ending December 31, 1999; and

     such other matters as may properly come before the Meeting, or any adjournments or postponements thereof. As of the date of this Notice, the Board of Directors is not aware of any other business to come before the Meeting.

     Certain information provided herein relates to Home Federal Savings Bank ("Home Federal" or the "Bank"), a wholly-owned subsidiary of the Company.

VOTE REQUIRED AND PROXY INFORMATION

     All shares of the Company's common stock, par value $.01 per share (the "Common Stock"), represented at the Meeting by properly executed proxies, duly returned to the Secretary of the Company prior to or at the Meeting, and not revoked, will be voted at the Meeting in accordance with the instructions specified on the proxies. If no instructions are indicated, properly executed proxies will be voted for the proposals set forth in this Proxy Statement. As of the date of this Proxy Statement, the Board of Directors of the Company does not know of any matters, other than those described in the Notice of Annual Meeting and this Proxy Statement, that are to come before the Meeting. If any other matters are properly presented at the Meeting for action, the persons named in the enclosed form of proxy and acting thereunder will have the discretion to vote on such matters in accordance with their best judgment.

     Provided a quorum is present at the Meeting, (i) directors shall be elected by a plurality of the votes cast at the Meeting and (ii) a majority of the votes cast shall be the act of the stockholders with respect to all other matters considered at the Meeting. Broker non-votes are not considered as votes for or against a proposal.

     A majority of the shares of the Common Stock outstanding and entitled to vote shall constitute a quorum for purposes of the Meeting. Abstentions and broker non-votes are counted for purposes of determining a quorum at the Meeting. If a quorum is not present at the Meeting, the chairman of the Meeting, or the stockholders present, by vote of a majority of the votes cast by stockholders present in person or represented by proxy and entitled to vote, may adjourn the Meeting, and at any such adjourned meeting at which a quorum is present any business may be transacted which might have been transacted at the Meeting as originally called.

     A proxy given pursuant to this solicitation may be revoked at any time before it is voted. Proxies may be revoked by: (i) filing with Carol J. Thouin, the Secretary of the Company, at or before the Meeting a written notice of revocation bearing a later date than the proxy or (ii) duly executing a proxy dated a later date than the earlier proxy and relating to the same shares and delivering it to the Secretary of the Company at or before the Meeting.

     The Common Stock of the Company is the only authorized and outstanding voting security of the Company. Stockholders of record as of the close of business on March 2, 1999 will be entitled to one vote for each share of Common Stock then held. As of March 2, 1999, the Company had 5,247,104 shares of Common Stock issued and outstanding. The number of issued and outstanding shares excludes 3,881,558 shares held in the treasury of the Company.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth information, based on filings with the Securities and Exchange Commission as of March 5, 1999 or known to the Company, regarding share ownership of: (i) those persons or entities known by management to beneficially own more than five percent of the Common Stock, (ii) the Company's Chief Executive Officer and each executive officer who made in excess of $100,000 during 1998 (the "Named Officers"), and (iii) all directors, director nominees and executive officers of the Company as a group. Unless otherwise indicated in the footnotes to this table, the listed beneficial owner has sole voting power and investment power with respect to the shares of Common Stock.

                                                                      SHARES OF COMMON
                                                                            STOCK
                                                                         BENEFICIALLY
                                                                           OWNED AT          PERCENT
        NAME AND ADDRESS OF BENEFICIAL OWNER                             MARCH 5, 1999       OF CLASS
-------------------------------------------------------------------   ----------------     -----------
PRINCIPAL OWNERS
HMN Financial, Inc. Employee Stock Ownership Plan                          966,330            18.4%
    101 North Broadway
    Spring Valley, Minnesota  55975-0231(1)
Pohlad Group                                                               300,000             5.7%
    60 South Sixth Street, #3800
    Minneapolis, Minnesota  55402(2)
Heartland Advisors, Inc.                                                   295,500             5.6%
    790 North Milwaukee Street
    Milwaukee, Wisconsin  53202(3)

NAMED OFFICERS, DIRECTORS, DIRECTOR NOMINEES AND EXECUTIVE OFFICERS
Duane D. Benson(4)                                                           9,450             *
Allan R. DeBoer                                                                200             *
James B. Gardner(5)                                                        103,956             2.0%
Timothy R. Geisler(6)                                                          300             *
Michael McNeil(7)                                                              614             *
Irma R. Rathbun(8)                                                          16,998             *
M.F. Schumann(9)                                                            38,420             *
Roger P. Weise(10)                                                         159,182             3.0%
Richard J. Ziebell                                                              50             *
Directors, director nominees and executive officers of the Company         416,611             7.6%
    and the Bank as a group (11 persons)(11)

--------------------

*    Less than 1% Owned

(1) The amount reported represents shares of Common Stock held by the HMN Financial, Inc. Employee Stock Ownership Plan (the "ESOP"), 246,721 of which have been allocated to accounts of participants. First Bankers Trust Company, Quincy, Illinois, the trustee of the ESOP, may be deemed to beneficially own the shares of Common Stock held by the ESOP. First Bankers Trust expressly disclaims beneficial ownership of such shares. Participants in the ESOP are entitled to instruct the trustee as to the voting of shares of Common Stock allocated to their accounts under the ESOP. Unallocated shares or allocated shares for which no voting instructions are received are voted by the trustee in the same proportion as allocated shares for which instructions have been received from participants. The trustee also has authority under the HMN Financial, Inc. 1995 Recognition and Retention Plan to vote, in its sole discretion, 39,425 restricted shares of Common Stock; the trustee has no dispositive power with respect to such shares.

(2) As reported on a Schedule 13D dated and filed on April 24, 1998 by a group consisting of James O. Pohlad, Robert C Pohlad, William M. Pohlad and Texas Financial Bancorporation, Inc.

(3) As reported on a Schedule 13G/A dated January 22, 1999 and filed on January 26, 1999. Heartland Advisors, Inc. ("Heartland") is an investment adviser. The amount reported represents shares of Common Stock held in various advisory accounts. No such account has an interest relating to more than 5% of the outstanding shares of Common Stock. Heartland exercises sole voting and dispositive power with respect to all the shares.

(4) Includes 7,200 shares of Common Stock covered by options which are currently exercisable or exercisable within 60 days of March 5, 1999.

(5) Includes 30,950 shares of Common Stock held directly, 3,750 shares of Common Stock held by Mr. Gardner's spouse's IRA, 12,560 shares of Common Stock allocated to Mr. Gardner's ESOP account, 4,555 shares of Common Stock held under the Bank's 401(k) Plan and 52,141 shares of Common Stock covered by options which are currently exercisable or exercisable within 60 days of March 5, 1999.

(6)  Shares are held by Mr. Geisler's IRA account.

(7)  Shares are held by the Bank's 401(k) Plan.

(8) Includes 2,794 shares of Common Stock held directly, 511 shares of Common Stock held by Mrs. Rathbun's spouse's IRA and 13,693 shares of Common Stock covered by options which are currently exercisable or exercisable within 60 days of March 5, 1999.

(9) Includes 16,477 shares of Common Stock held directly and 13,693 shares of Common Stock covered by options which are currently exercisable or exercisable within 60 days of March 5, 1999. Also includes 5,400 shares of Common Stock owned by Mr. Schumann's spouse and 2,850 shares held by her IRA, of which 8,250 shares Mr. Schumann disclaims beneficial ownership.

(10) Includes 12,600 shares of Common Stock held by Mr. Weise's IRA, 22,227 shares of Common Stock held in a fiduciary capacity, 2,100 shares of Common Stock held by Mr. Weise's spouse's IRA, 13,500 shares held in a fiduciary capacity by Mr. Weise's spouse, 16,546 shares of Common Stock allocated to Mr. Weise's account under the ESOP, 6,232 shares of Common Stock held under the Bank's 401(k) Plan and 85,977 shares of Common Stock covered by options which are currently exercisable or exercisable within 60 days of March 5, 1999.

(11) Includes shares of Common Stock held directly, as well as shares of Common Stock held jointly with family members, shares of Common Stock held in retirement accounts, shares of Common Stock held by such individuals in their accounts under the Bank's 401(k) Plan, shares of Common Stock allocated to the ESOP accounts of the group members, shares of Common Stock held in a fiduciary capacity or by certain family members and shares covered by options which are currently exercisable or exercisable within 60 days of March 5, 1999, with respect to which shares the group members may be deemed to have sole or shared voting and/or investment power.

                          PROPOSAL I - ELECTION OF DIRECTORS

     The Company's Certificate of Incorporation provides that the Company's Board of Directors shall fix the number of directors from time to time. On January 26, 1999, the Board of Directors adopted a resolution fixing the current number of members of the Board of Directors at nine members, an increase of three members, and has nominated the five persons named below for election as members of the Board of Directors to serve for the terms indicated. The Board of Directors is divided into three classes. Generally directors are elected each year to a term of three years or until their respective successors shall have been elected and shall qualify. Due to the increase in the number of directors, however, each of the three nominees to become a new member of the Board of Directors has been nominated to become a member of a different class. Each director of the Company is also currently a director of the Bank.

     It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the vote is withheld as to one or more nominees) will be voted at the Meeting for the election of the nominees identified in the table. If any nominee is unable to serve, the shares of Common Stock represented by all such proxies will be voted for the election of such substitute as the Board of Directors may recommend. At this time, the Board of Directors knows of no reason why any of the nominees, if elected, might be unable to serve. Except as described herein, there are no arrangements or understandings between any director or nominee and any other person pursuant to which such director or nominee was selected.

     The business experience of each director and director nominee is set forth below.

DIRECTOR NOMINEES:

     TERM EXPIRING IN 2000

     MICHAEL MCNEIL, AGE 51

     Mr. McNeil has been nominated as a new member to the Board of Directors. Mr. McNeil has been the President and Chief Executive Officer of the Bank since January 1999 and a director of the Bank since April 1998. From April 1998 through December 1998, Mr. McNeil was the Senior Vice President Business Development of the Bank. Prior to joining the Bank, Mr. McNeil was the President and a director of Stearns Bank, N.A. in St. Cloud, Minnesota from August 1991 until March 1998.

     TERM EXPIRING IN 2001

     RICHARD J. ZIEBELL, AGE 59

     Mr. Ziebell has been nominated as a new member to the Board of Directors. Mr. Ziebell has been the President of Badger Foundry, Inc., an iron foundry, since 1992.

     TERM EXPIRING IN 2002

     JAMES B. GARDNER, AGE 58

     Mr. Gardner has been a director of the Company since 1993. Mr. Gardner was appointed to his position as Executive Vice President of the Company and the Bank in 1994 and 1993, respectively. Mr. Gardner is also the Chief Financial Officer of the Company and the Bank. From 1989 to 1993, Mr. Gardner served as Secretary and Treasurer of the Bank. Mr. Gardner joined the Bank in 1981 and served as the Bank's Treasurer and Controller from 1985 to 1989.

     TIMOTHY R. GEISLER, AGE 47

     Mr. Geisler has been a director of the Company since 1996. Mr. Geisler has been the tax manager for the Mayo Foundation since 1986. Mr. Geisler has been a certified public accountant since 1976. The Mayo Foundation provides medical care and education in clinical medicine and medical sciences and conducts medical research through hospitals and clinics in Rochester, Minnesota; Jacksonville, Florida; Scottsdale, Arizona and other cities in the United States.

     ALLAN R. DEBOER, AGE 56.

     Mr. DeBoer has been nominated as a new member to the Board of Directors. Since March 1988 Mr. DeBoer has been the chief executive officer of RCS of Rochester, Inc. which is doing business as Rochester Cheese/Valley Cheese, a cheese processing company.

DIRECTORS CONTINUING IN OFFICE AFTER ANNUAL MEETING:

     TERM EXPIRING IN 2000

     DUANE D. BENSON, AGE 53.

     Mr. Benson has been a director of the Company since 1997. Mr. Benson has been the executive director of the Minnesota Business Partnership, a non-profit public policy foundation comprised of 105 member companies, since September 1994. Mr. Benson's primary responsibilities include the management of governmental and public affairs for that organization. Mr. Benson served as a member of the Minnesota Legislature for 14 years prior to assuming his duties at the Minnesota Business Partnership.

     IRMA R. RATHBUN, AGE 67.

     Mrs. Rathbun has been a director of the Company since 1988. Mrs. Rathbun served as the Bank's Vice President until her retirement in 1988. Mrs. Rathbun began her career with the Bank in 1948.

     TERM EXPIRING IN 2001

     ROGER P. WEISE, AGE 64.

     Mr. Weise has been a director of the Company since 1977. Mr. Weise is Chairman, President and Chief Executive Officer of the Company. Mr. Weise has been Chairman of the Bank since 1996 and served as President and Chief Executive Officer of the Bank from 1989 through 1998. Mr. Weise began his employment with the Bank in 1958.

     M. F. SCHUMANN, AGE 72.

     Mr. Schumann has been a director of the Company since 1979. Mr. Schumann has been a licensed public accountant since 1945 and currently works at the accounting firm of Schumann, Granahan, Hesse & Wilson, Ltd., in Rochester, Minnesota, where prior to his semi-retirement in 1991, he was a partner. During his career in public accounting, he has served as a consultant to many corporations, including banks located in Minnesota and Iowa.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE NOMINEES LISTED ABOVE.

DIRECTORS EMERITUS

     In 1996, the Board of Directors of the Company established a Directors Emeritus program. Any retiring director who has served as a director of the Company or the Bank for 12 or more years may be invited by the Board of Directors to be a director emeritus. Directors emeritus are appointed annually, and may not serve for more than five years. A director emeritus attends and participates in regular meetings of the Board of Directors of the Company, but may not vote. In consideration for serving as a director emeritus, such individual is paid a fee equal to the fee received as a director during such individual's last year of service to the Company or the Bank (excluding any fees paid for serving on any committee of the Board of Directors of the Company or the Bank). Since 1996, Charles R. Reps has served as a director emeritus and since 1997, Keith A. Hagen has served as a director emeritus.

BOARD OF DIRECTORS' MEETINGS AND COMMITTEES

     BOARD AND COMMITTEE MEETINGS OF THE COMPANY. Meetings of the Company's Board of Directors are generally held on a monthly basis. The Board of Directors of the Company held 12 meetings during the year ended December 31, 1998. No incumbent director attended fewer than 92% of the total number of meetings held by the Board of Directors and by all committees of the Board of Directors on which such director served during the year.

     The Board of Directors of the Company has standing Audit, Compensation, Executive and Nominating Committees.

     The Audit Committee of the Company reviews audit reports and related matters to ensure effective compliance by the Company with internal policies and procedures, including but not limited to (i) recommending to the Board of Directors the independent public accountants to act as the Company's independent auditors, (ii) discussing with representatives of management and the independent auditors the scope and procedures used in auditing the records of the Company, and (iii) reviewing the financial statements of the Company. Directors Benson, Geisler, Rathbun and Schumann are members of this committee. The Audit Committee met three times during 1998.

     The Compensation Committee reviews and reports to the Board of Directors on matters concerning compensation plans, the compensation of certain executives as well as administration of the Company's 1995 Stock Option and Incentive Plan (the "Stock Option Plan") and the 1995 Recognition and Retention Plan (the "RRP"). The current members of the Compensation Committee are Directors Geisler, Rathbun and Schumann. This committee met once during 1998.

     The Executive Committee of the Company acts on issues arising between regular Board of Directors' meetings. The Executive Committee possesses the powers of the full Board of Directors of the Company between meetings of the Company's Board of Directors. The Executive Committee is currently comprised of Directors Gardner, Schumann and Weise. Directors Geisler, Rathbun and Benson serve as alternates on this committee. The Executive Committee met twice during 1998.

     The entire Board of Directors acts as the Nominating Committee of the Company and meets annually to nominate eligible persons to serve on the Company's Board of Directors and on the Bank's Board of Directors. The Company's By-laws require that directors have their primary domicile in a county in which the Bank has a full-service branch. While the Board of Directors will consider nominees recommended by stockholders, this committee has not actively solicited such nominations. In January 1999, the Board of Directors determined to nominate Messrs. Gardner and Geisler for re-election, and Messrs. DeBoer, McNeil and Ziebell for election, as directors of the Company. Pursuant to the Company's By-laws, nominations by stockholders must generally be delivered in writing to the Secretary of the Company at least 90 days before the date of the meeting.

     BOARD AND COMMITTEE MEETINGS OF THE BANK. Meetings of the Bank's Board of Directors have generally coincided with those of the Company. During the year ended December 31, 1998, the Board of Directors of the Bank held 12 meetings. No director attended fewer than 92% of the total meetings of the Board of Directors of the Bank and committees on which such Board member served during this period. The Board of Directors of the Bank has standing Asset Classification, Audit, Commercial Loan Executive, Investment/Asset-Liability, Mortgage and Consumer Loan, Merger and Acquisition and Salary Administration Committees.

     The Asset Classification Committee meets at least quarterly to review the classification of all assets held by the Bank. The committee establishes the loan loss reserves and prepares the asset classification report which is given to the Bank's Board of Directors on a quarterly basis. Members of the committee are Director Gardner and Officers Dwain Jorgensen and Timothy Johnson. This committee met four times in 1998.

     The Audit Committee reviews audit reports of the Bank and related matters to ensure effective compliance with regulations and internal policies and procedures. This committee also approves the accounting firm selected by management of the Bank to perform the Bank's annual audit and acts as the liaison between the auditors and the Board of Directors of the Bank. Directors Benson, Geisler, Rathbun and Schumann currently comprise this committee. This committee met three times in 1998.

     The Commercial Loan Committee meets on an as-needed basis, but at least quarterly, to approve in advance all commercial loans up to $3,000,000 in accordance with the underwriting guidelines of the Bank. The Commercial Loan Committee consists of Directors Gardner, Weise and McNeil and Officers Dwain Jorgenson and Timothy Johnson. This committee met 17 times in 1998.

     The Executive Committee meets on an as-needed basis to act on matters that arise between regular meetings of the Board of Directors of the Bank. The Executive Committee possesses the powers of the full Board of Directors of the Bank between meetings of the Bank's Board of Directors. The current members of the Executive Committee are Directors Gardner, Schumann and Weise. Directors Geisler, Rathbun and Benson serve as alternates on this committee. This committee met once in 1998.

     The Investment/Asset-Liability Committee consists of Directors Gardner, Weise and McNeil and Officers Timothy Johnson, Dwain Jorgensen and Jon Eberle. The committee meets at least quarterly to discuss current and potential investments, to ensure that all investment activities are consistent with the Bank's Board of Directors' policies and to review short- and long-range asset and liability objectives of the Bank. This committee met ten times in 1998.

     The Mortgage and Consumer Loan Committee meets on an as-needed basis to approve in advance all loans in excess of the FNMA and FHLMC conforming loan amounts in accordance with the underwriting guidelines of the Bank, perform all second reviews, and approve, deny or ratify exceptions to lending policies, recommend changes in loan policies, and approve changes in loan products. The Mortgage and Consumer Loan Committee consists of Directors Gardner, Weise and McNeil and Officers Danae Ostern and Dwain Jorgenson. This committee met twice in 1998.

     The Merger and Acquisition Committee meets on an as-needed basis to research, review, and evaluate possible mergers and acquisitions. This committee coordinates a merger and acquisition team when needed and makes all presentations and recommendations to the Board of Directors. The members of this committee are Directors Gardner and Weise and Officers Dwain Jorgensen and Timothy Johnson. This committee did not meet in 1998.

     The Salary Administration Committee meets to review salaries and the performance of officers and employees, and recommends compensation adjustments and promotions. This committee is currently comprised of Directors Geisler, Schumann and Weise. The Salary Administration Committee met once during 1998.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1998, the Bank's Salary Administration Committee (which functions as the Bank's compensation committee) was comprised of Directors Geisler, Schumann and Weise. Mr. Weise is the President and Chief Executive Officer of the Company and during 1998 served as President and Chief Executive Officer of the Bank. No other interlocking relationship exists between the Company's Board of Directors or Salary Administration Committee and the board of directors or compensation committee of any other company.

DIRECTOR COMPENSATION

     CASH COMPENSATION. Each non-employee member of the Board of Directors of the Company is paid $300 per month. Non-employee directors of the Bank are paid a fee of $600 per month and receive $100 for each regular or special meeting attended. In addition, non-employee directors who are members of the Audit Committee of the Company receive $100 per month. No fees are paid for being a member of or attending any meetings of any other committee of the Company or the Bank. The Company allows each member of the Board of Directors to elect to defer receipt of his or her fees until January 30 of the calendar year immediately following the date in which such member ceases to serve as a member of the Board of Directors. The deferred fees earn interest at an interest rate equal to the Bank's cost of funds on November 30 of each year. A director who is an officer or employee of the Company or the Bank receives no separate compensation for service as a director of the Company or the Bank.

                                EXECUTIVE COMPENSATION

     The Company has not paid any compensation to its executive officers since its formation. The Company does not presently anticipate paying any compensation to such persons until it becomes actively involved in the operation or acquisition of businesses other than the Bank.

     The following table sets forth the compensation paid or accrued by the Bank during the fiscal years indicated for services rendered by the Named Officers. No executive officers of the Bank other than Messrs. Weise, McNeil and Gardner received cash compensation in excess of $100,000 during 1998.

                                                                   ANNUAL COMPENSATION(1)
                                                                  ------------------------
                                                                                              ALL OTHER
                                                                      SALARY     BONUS      COMPENSATION
            NAME AND PRINCIPAL POSITION                    YEAR        ($)        ($)          ($)(2)
--------------------------------------------------------------------------------------------------------
Roger P. Weise, Chairman, President,                       1998      168,000      550          29,776
  Chief Executive Officer and Director                     1997      165,300      150          79,075
                                                           1996      158,100      150          47,015

James B. Gardner, Executive Vice                           1998      129,000      150          24,484
  President, Chief Financial Officer and                   1997      120,600      150          60,258
  Director                                                 1996      114,600      300          36,334

Michael McNeil, President of the Bank                      1998      105,750       50           1,880

--------------------

(1) During 1998, 1997 and 1996, none of Mr. Weise, Mr. Gardner or Mr. McNeil received from the Company any benefits or perquisites that, in the aggregate, exceeded 10% of his salary and bonus or $50,000.

(2) The amounts for 1996 represent contributions by the Bank in the amount of $2,312 and $2,092 to the accounts of Messrs. Weise and Gardner, respectively, under the Bank's 401(k) Plan and $44,703 and $34,242, the value of shares of Common Stock allocated to the ESOP accounts of Messrs. Weise and Gardner, respectively, based upon a market value of $18.125 per share of Common Stock on December 31, 1996. The amounts for 1997 represent contributions by the Bank in the amount of $2,375 to the accounts of both Messrs. Weise and Gardner under the Bank's 401(k) Plan and $76,700 and $57,883, the value of shares of Common Stock allocated to the ESOP accounts of Messrs. Weise and Gardner, respectively, based upon a market value of $32.50 per share of Common Stock on December 31, 1997. The amounts for 1998 represent the Bank's contribution of $2,500 to the accounts of each of Messrs. Weise and Gardner and $1,880 to the account of Mr. McNeil under the Bank's 401(k) Plan and $27,278 and $21,984, the value of shares allocated to the ESOP accounts of Messrs. Weise and Gardner, respectively, based upon a market value of $11.75 per share of Common Stock on December 31, 1998.

STOCK OPTIONS

     No individual grants of stock options were made to the Named Officers during 1998.

     The following table shows, as to the Named Officers, information concerning stock options exercised and the value of options held by such persons at the end of 1998.

                       AGGREGATED OPTION/SAR EXERCISES IN 1998
                              AND YEAR-END OPTION VALUES

                                                                    NUMBER OF SECURITIES               VALUE OF UNEXERCISED
                                                                   UNDERLYING UNEXERCISED                 IN-THE-MONEY
                                                                   OPTIONS/SARS AT FISCAL                 OPTIONS/SARS
                         SHARES ACQUIRED      VALUE REALIZED          YEAR-END (#)(2)               AT FISCAL YEAR-END ($)(3)
      NAME                ON EXERCISE (#)          ($)(1)          EXERCISABLE/UNEXERCISABLE         EXERCISABLE/UNEXERCISABLE
-----------------       -----------------    ----------------     ---------------------------      ----------------------------
Roger P. Weise                 --                   --               85,977         59,336           $218,382        $150,713
James B. Gardner              4,000              $23,160             52,141         37,428           $132,438         $95,067
Michael McNeil                 --                   --                 --             --                --              --

--------------------

(1) Represents market value of underlying securities on date of exercise less the exercise price.
(2) Includes options exercisable within 60 days of fiscal year end. Approximately 20% of the options vest on each anniversary of the date of grant. All options were granted at fair market value and have a term of ten years. Generally, all of the options will become fully exercisable upon approval by the Company's stockholders of a merger, plan of exchange, sale of substantially all of the Company's assets or plan of liquidation.
(3) Represents market value of underlying securities at year end of $11.75 per share less the exercise price.


EMPLOYMENT AND SEVERANCE AGREEMENTS

     The Bank has entered into employment agreements with Messrs. Weise and Gardner. These agreements are designed to assist the Bank in maintaining a stable and competent management team. Each agreement has a three year term which automatically extends on a daily basis unless either the Bank or the applicable employee gives contrary written notice to the other party. The Bank may terminate either agreement at any time. Each agreement also will terminate upon death or disability of the employee or upon the occurrence of certain events specified in the Office of Thrift Supervision regulations. In addition, either employee may terminate his agreement upon 90 days' notice to the Bank. In the event that either agreement is terminated by the Bank, other than for cause or by reason of death or disability of the employee, the employee will continue to receive his salary and the same insurance benefits as he was receiving before the date of termination through the remaining term of the agreement.

     In the event the employee is terminated in connection with, or within 12 months after, a change of control or the employee voluntarily terminates his employment in connection with, or within 12 months after, a change in control that was opposed by the Bank's Board of Directors at any time within one year of the change in control, the employment agreements provide for payment to the employee of his salary for the remainder of the term of the agreement and an additional payment of up to 299% of the employee's "base amount" of compensation, as defined in Section 280G of the Internal Revenue Code of 1986, as amended ("Section 280G"); provided, however, that the total amount payable in the event of a change in control may not exceed three times the employee's annual compensation or be non-deductible by the Bank for federal income tax purposes pursuant to Section 280G. For the purposes of the employment agreements, a "change in control" is defined as any event which would require the filing of an application for acquisition of control or notice of change in control pursuant to 12 C.F.R. Section 574.3. Such events may be triggered by, among other things, an acquisition of more than 10% of the Company's Common Stock under certain circumstances or the acquisition of proxies representing more than 25% of the Company's Common Stock that would enable the acquiror to elect one-third or more of the directors. Based on their current salaries, if the employment of Messrs. Weise and Gardner had been terminated as of December 31, 1998 under circumstances giving rise to severance pay as described above, such individuals would have been entitled to receive maximum lump-sum cash payments of approximately $527,000 and $360,000 respectively.

     These employment agreements also provide, among other things, for participation in an equitable manner in employee benefits applicable to executive personnel. The agreements further provide that, for a period of one year after termination of employment for any reason, the employee will not manage, operate, or control any financial institution having an office within ten miles of any office of the Bank.

          The Bank has entered into a Severance Agreement with Mr. McNeil for the purpose of assisting the Bank in maintaining a stable and competent management team. The agreement has a thirty month term which automatically extends on the anniversary date of the agreement for an additional twelve month period if the Board of Directors of the Company explicitly approves the extension after its review of a formal evaluation of Mr. McNeil's performance. Either the Bank or Mr. McNeil may give written notice to the other, ninety days in advance of the anniversary date, that such party does not wish to extend the term of the agreement. In addition, the Bank may terminate the agreement at any time. The agreement also will terminate upon Mr. McNeil's death or disability or upon the occurrence of certain events specified in the Office of Thrift Supervision regulations. Upon the occurrence of a change of control followed by an "involuntary termination" of Mr. McNeil (other than for cause), the agreement provides for payment of up to 299% of Mr. McNeil's base amount of compensation, as defined in Section 280G; provided that the total amount payable in the event of a change in control may not exceed three times the employee's annual compensation or be non-deductible by the Bank for federal income tax purposes pursuant to Section 280G. The agreement also provides, among other things, for Mr. McNeil to receive life and health insurance coverage, substantially similar to the coverage maintained for Mr. McNeil immediately prior to his termination, for a period equal to the greater of twelve months or the remaining term of the agreement. The phrase "involuntary termination" means (i) the termination of Mr. McNeil without his written consent; (ii) a change in Mr. McNeil's workplace to a location more than 20 miles from the Company's current headquarters; (iii) a material demotion; (iv) a material adverse change in his total compensation; or (v) a material permanent increase in his required hours of work or workload. Mr. McNeil will not receive any benefits in the event that he is terminated for cause. Based on his current salary, if the employment of Mr. McNeil had been terminated as of December 31, 1998 under circumstances giving rise to severance pay as described above, he would have been entitled to receive a maximum lump-sum cash payment of approximately $408,250.

PENSION PLAN

     The Bank's employees are included in the Financial Institutions Retirement Fund, a multi-employer comprehensive pension plan (the "Pension Plan"). This non-contributory defined benefit retirement plan covers all employees who have met minimum service requirements. Employees become 100% vested in the Pension Plan after five years of eligible service (as defined in the Pension Plan). The Bank's policy is to fund the maximum amount that can be deducted for federal income tax purposes. No contribution was made to the Pension Plan during 1998 because the Pension Plan was fully funded.

                                  PENSION PLAN TABLE

                                                          YEARS OF SERVICE
     AVERAGE ANNUAL  ----------------------------------------------------------------------------------------------------
     COMPENSATION        10             15              20             25             30              35             40
     ------------       ----           ----            ----           ----           ----            ----           ----
      $ 40,000       $  4,000       $  6,000        $  8,000       $ 10,000       $ 12,000        $ 14,000       $ 16,000
        60,000          6,000          9,000          12,000         15,000         18,000          21,000         24,000
        80,000          8,000         12,000          16,000         20,000         24,000          28,000         32,000
       100,000         10,000         15,000          20,000         25,000         30,000          35,000         40,000
       120,000         12,000         18,000          24,000         30,000         36,000          42,000         48,000
       140,000         14,000         21,000          28,000         35,000         42,000          49,000         56,000
       160,000         16,000         24,000          32,000         40,000         48,000          56,000         64,000
       180,000         18,000         27,000          36,000         45,000         54,000          63,000         72,000

     The above table illustrates annual pension benefits payable upon retirement, which are not subject to offset for Social Security payments or other payments, based on various levels of compensation and years of service and assuming payment in the form of a straight-line annuity. Benefits payable under the Pension Plan are based upon 1% of the average cash remuneration for the highest five consecutive calendar years multiplied by the number of years of service of the employee. At December 31, 1998, Messrs. Weise and Gardner had 39.5 and 16.5 years of credited service under the Pension Plan, respectively.

COMPENSATION COMMITTEE AND SALARY ADMINISTRATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     COMPENSATION POLICY. The Compensation Committee of the Company works with the Salary Administration Committee of the Bank to recommend to the full Board of Directors of each entity the compensation of all employees, including executive officers and directors.

     The Salary Administration Committee of the Bank has designed the compensation and benefit plans for all employees, executive officers and directors in order to attract and retain individuals who have the skills, experience and work ethic to provide a coordinated work force that will effectively and efficiently carry out the policies adopted by the Board of Directors and to manage the Company and its subsidiaries to meet the Company's mission, goals and objectives.

     To determine the compensation and benefit plans for employees, executive officers and directors, the Salary Administration Committee sets salary ranges for every position and fees for the Board of Directors. It then reviews along with the Compensation Committee of the Company (i) the financial performance of the Bank over the most recently completed fiscal year (principally return on assets, general and administrative expense, CAMELS rating, compliance rating and quality of assets) compared to results at comparable companies within the banking industry, and (ii) the responsibilities and performance of each individual employee, executive officer and director and the compensation levels of such personnel with the compensation of personnel with similar responsibilities at other comparable companies within the banking industry. The Compensation Committee and the Salary Administration Committee evaluate all factors subjectively in the sense that they do not attempt to tie any factors to a specific level of compensation. The Salary Administration Committee also reviews salary ranges, health insurance plans and tax-qualified retirement plans.

     All employees and executive officers participate on an equal, nondiscriminatory basis in the Bank's medical insurance plan, medical reimbursement plan, child care plan, long-term disability plan and group life insurance plan. The Bank also provides to all employees and executive officers on a nondiscriminatory basis participation in the Pension Plan, a 401(k) Plan and the ESOP. Nondiscretionary cash bonuses (up to a maximum of $150) are awarded annually to all employees based upon years of service, with an additional nondiscretionary cash bonus awarded to employees every five years of service. To date, the Company has not paid any discretionary cash bonus awards to its executive officers.

     The Salary Administration Committee of the Bank recommends all compensation and benefit plans to the full Board for the Board's approval. Although President Weise was a member of the Salary Administration Committee of the Bank during 1998, Mr. Weise did not participate in discussions related to his compensation at either the committee or Board of Directors levels.

     STOCK OPTION PLAN AND RESTRICTED STOCK AWARD PLAN. The Stock Option Plan and the RRP were designed to reward Board members and executive officers for the future long term performance of the Company, based on the responsibilities of the Board and of the executive officers and other senior managers to manage the Bank and the Company. The Salary Administration Committee has not recommended and the Compensation Committee has not made any awards to executive officers under either plan since 1995 because both committees believe that the 1995 awards provide adequate incentive to such employees.

     REPORT ON EXECUTIVE OFFICER COMPENSATION. As discussed above, the Salary Administration Committee of the Bank and the Compensation Committee of the Company establish the salary ranges to be paid for every position. The Chief Executive Officer's compensation is based on the same factors as those applied to all employees and executive officers. There are no special programs designed especially for the Chief Executive Officer. As shown in the table set forth under "Security Ownership of Principal Stockholders and Management" above, the Chief Executive Officer holds a significant interest in the Company's Common Stock. It is the philosophy of the Compensation Committee that the financial rewards and incentives for the Chief Executive Officer should come in large part from increases in the value of the Company's Common Stock. Consistent with that philosophy, the

Compensation Committee set the salary of the Chief Executive Officer for 1998 at approximately the same level as 1997. The bonus paid to the Chief Executive Officer was paid under the Company's general employee bonus program. The other compensation paid to the Chief Executive Officer was pursuant to the terms of plans generally applicable to all other employees.


                              THE COMPENSATION COMMITTEE

          TIMOTHY R. GEISLER       IRMA R. RATHBUN          M. F. SCHUMANN

                                         AND

                         THE SALARY ADMINISTRATION COMMITTEE

          TIMOTHY R. GEISLER       M.F. SCHUMANN            ROGER P. WEISE

STOCKHOLDER RETURN PERFORMANCE PRESENTATION

     The following graph compares the cumulative total stockholder return on the Company's Common Stock to the Nasdaq U.S. Stock Index ("Nasdaq-U.S."), which includes all Nasdaq traded stocks of U.S. companies, and the SNL Securities Midwest Asset Size Index (the "HMN Peer Group"), which includes publicly traded financial institutions located in selected Midwestern states with assets of $500 million to $1 billion, for the period of June 29, 1994 through December 31, 1998. The graph assumes that $100 was invested on June 29, 1994 and that all dividends were reinvested.








[GRAPHIC OMITTED - information from the omitted line chart is presented in the table below.]










                                          PERIOD ENDING
                    ------------------------------------------------------------
INDEX               6/29/94    12/31/94  12/31/95   12/31/96  12/31/97  12/31/98
-----               -------    --------  --------   --------  --------  --------
HMN Financial, Inc.  100.00      87.38    124.28     140.78    252.44    138.36

Nasdaq - Total US    100.00     107.05    151.40     186.18    228.41    321.08

HMN Peer Group       100.00     100.12    139.95     163.96    273.15    252.11

The HMN Peer Group consists of all publicly traded thrifts with total assets between $500 million and $1 billion located in the states of Illinois, Indiana, Iowa, Kansas, Kentucky, Michigan, Minnesota, Missouri, Nebraska, North Dakota, Ohio, South Dakota and Wisconsin.

CERTAIN TRANSACTIONS

     The Bank follows a policy of granting loans to eligible directors, officers, employees and members of their immediate families for the financing of their personal residences and for consumer purposes. Historically, the Bank has made residential mortgage and consumer loans to nonexecutive officers and other employees utilizing an employee rate that was generally 1% below the then current rate offered to the general public. Prior to 1997 Regulation O required that all loans to directors, executive officers and members of their families be made in the ordinary course of business and on the same terms, including collateral and interest rates, as those prevailing at the time for comparable transactions and that the loans not involve more than the normal risk of collectibility at the time of origination. As a result of changes in Regulation O, the Board of Directors changed its loan policy during 1997 to allow directors and executive officers to obtain loans at the employee rate. At December 31, 1998, the aggregate amount of the Bank's loans to directors, executive officers and employees was approximately $3.9 million (of which $814,600 represents loans to directors and executive officers) or 5.7% of the Company's stockholders' equity. All of these loans were current at December 31, 1998. All of the loans to directors and executive officers (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including collateral, as those prevailing at the time for comparable transactions with other persons, except for the employee interest rate, and (c) did not involve more than the normal risk of collectibility or other unfavorable features.


                     II - RATIFICATION OF APPOINTMENT OF AUDITORS

     The Board of Directors of the Company has appointed KPMG Peat Marwick LLP, independent accountants, to be the Company's auditors for the fiscal year ending December 31, 1999. KPMG Peat Marwick LLP has audited the financial statements of the Company since 1966. Representatives of KPMG Peat Marwick LLP are expected to attend the Meeting to respond to appropriate questions and to make a statement if they so desire.

     If the stockholders do not ratify the appointment of KPMG Peat Marwick LLP, the Board of Directors will review the appointment.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE COMPANY'S AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1999.

                                STOCKHOLDER PROPOSALS

     In order to be eligible for inclusion in the Company's proxy materials for the next Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at the Company's main office located at 101 North Broadway, Spring Valley, Minnesota 55975-0231, no later than November 23, 1999. Any such proposal shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended.

     Under the Company's By-laws, certain procedures are provided which a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders. These procedures provide, generally, that stockholders desiring to make nominations for directors, or to bring a proper subject of business before the meeting, must do so by a written notice timely received (not later than 90 days in advance of such meeting) by the Secretary of the Company containing the name and address of the stockholder as they appear on the Company's books, the class and number of shares owned by the stockholder, and a representation that the stockholder intends to appear in person or by proxy at the meeting. If the notice relates to a nomination for director, it must also set forth the name and address of any nominee(s), all arrangements or understandings between the stockholder and each nominee and any other person(s) (naming such person(s)) pursuant to which the nomination(s) are to be made, such other information regarding each nominee as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had each nominee been nominated by the Board, and the consent of each nominee to be named in the proxy statement and to serve. Notice of an item of business shall include a brief description of the proposed business and a description of all arrangements or understandings between the stockholder and any other person or persons (including their names) in connection with the proposal of such business by the stockholder and any material interest of such stockholder in such business.

     The chairman of the meeting may refuse to allow the transaction of any business not presented, or to acknowledge the nomination of any person not made, in compliance with the foregoing procedures. Copies of the Company's By-laws are available from the Secretary of the Company.

               SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Directors and executive officers are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's directors and executive officers, all Section 16(a) filing requirements were met for the year ended December 31, 1998, with the exception that the HMN Financial, Inc. Employee Stock Ownership Plan failed to file Form 4's to report shares of the Company's Common Stock purchased by the plan during March, April and June of 1998. A Form 5 was filed in February 1999 reflecting the purchases.


                                    OTHER MATTERS

     The Board of Directors is not aware of any business to come before the Meeting other than those matters described above in this Proxy Statement. However, if any other matter should properly come before the Meeting, it is intended that holders of the proxies will act in accordance with their best judgment.

     The Company anticipates furnishing its Annual Report, including financial statements, for the year ended December 31, 1998 to each stockholder with this Proxy Statement.

     The cost of solicitation of proxies will be borne by the Company. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Common Stock. In addition to solicitation by mail, directors, officers and regular employees of the Company and the Bank may solicit proxies personally or by telephone without additional compensation.


                              By Order of the Board of Directors


                              /s/ Roger P. Weise
                              Roger P. Weise
                              CHAIRMAN

Dated: March 23, 1999

Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to HMN Financial, Inc, c/o
Shareowner Services, -SM- P.O. Box 64873, St. Paul, MN 55164-0873.

                            PLEASE DETACH HERE

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

1.  Election of directors

    01 Michael McNeil       02 Richard J. Ziebell
    03 James B. Gardner     04 Timothy R. Geisler
    05 Allan R. DeBoer

       /  / Vote FOR all nominees      /  / Vote WITHHELD from all nominees
            (except as marked to the
            contrary)

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDICATED NOMINEE, WRITE THE NUMBER(S) OF THE NOMINEE(S) IN THE BOX PROVIDED TO THE RIGHT.)

------------------------------------------------------------------------
/                                                                       /
------------------------------------------------------------------------

2. The ratification of the appointment of KPMG Peat Marwick LLP as the auditors of the Company for the fiscal year ending
    December 31, 1999.

    / / For    / / Against    / / Abstain

3. In their discretion, the proxies are authorized to vote on any other business that may properly come before the Meeting, or any adjournments or postponements thereof.

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH PROPOSAL.

Address Change?  Mark Box / /
Indicate changes below:

Dated:                                           , 1999
      ------------------------------------------

------------------------------------------------------------------------
/                                                                       /
/                                                                       /
------------------------------------------------------------------------
Signature(s) in Box

PLEASE SIGN EXACTLY AS THE NAME(S) APPEAR PRINTED TO THE LEFT.
IF A CORPORATION, PLEASE SIGN THE CORPORATION NAME IN FULL BY A DULY AUTHORIZED OFFICER AND INDICATE THE OFFICE OF THE SIGNER. WHEN SIGNING AS EXECUTOR, ADMINISTRATOR, FIDUCIARY, ATTORNEY, TRUSTEE OR GUARDIAN, OR AS CUSTODIAN FOR A MINOR, PLEASE GIVE FULL TITLE AS SUCH. IF HELD IN JOINT TENANCY, ALL PERSONS SHOULD SIGN.

                     HMN FINANCIAL, INC
              ANNUAL MEETING OF STOCKHOLDERS

                  TUESDAY, APRIL 27, 1999
                         10:00 A.M.

                 BEST WESTERN APACHE HOTEL
                   1517 S.W. 16TH STREET
                   ROCHESTER, MINNESOTA


        HMN FINANCIAL, INC.
[LOGO]  101 NORTH BROADWAY                                              PROXY
        SPRING VALLEY, MINNESOTA 55975-0231
-------------------------------------------------------------------------------
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL
MEETING ON TUESDAY, APRIL 27, 1999.

The shares of stock you hold in your account will be voted as you specify below.

IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED "FOR" ITEMS 1 AND 2.

By signing the Proxy, you revoke all prior proxies and appoint Roger P. Weise, and Irma R. Rathbun, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

                 SEE REVERSE FOR VOTING INSTRUCTIONS